UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 2, 2007

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As reported in the Corporation’s 2007 proxy statement (the “Proxy Statement”), the 10% to 15% portion of each executive officer’s 2006 annual incentive award that is based on the Corporation’s annual earnings per share growth and return on equity relative to that of other companies in the industry was determined after the printing of the Proxy Statement. The determination occurred on May 2, 2007 and resulted in a payout of 87.34% of target. This payout included a reduction to the payout percentage of 18.45%, which as described in the Proxy Statement, corresponds to the percentage that the Corporation’s earnings per share in 2006 were impacted by the reduction in proceeds from the sale of synthetic fuel ownership interests due to a reduction in the value of the synthetic fuel tax credits caused by high oil prices.

Below is the Summary Compensation Table included in the Proxy Statement amended and restated to reflect the payment of the portion of the annual incentive described above, which changed the values shown under the “Non-Equity Incentive Plan Compensation” and “Total” columns.

Summary Compensation Table for the 2006 Fiscal Year

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3) ($)		Total ($)
Sherrill W. Hudson Chairman and Chief Executive Officer	2006	775,000	(4)	2,082,029	(4)	664,969	(4)	570,369	15,605	95,180	(5)	4,203,152

John B. Ramil President and Chief Operating Officer	2006	500,000		716,637		230,010		335,063	233,751	9,091		2,316,612

Gordon L. Gillette Executive Vice President and Chief Financial Officer	2006	427,000		463,192		145,876		237,339	263,482	6,729		1,543,618

Charles R. Black President, Tampa Electric	2006	345,000		246,952		83,675		179,712	535,686	7,128		1,388,757

William N. Cantrell President, Peoples Gas System	2006	345,000		319,735		91,130		144,461	41,294	5,532		947,143

(1)	The amounts reported for stock and option awards reflect the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R (without regard to estimated forfeitures related to service-based vesting conditions), including expense recognized in 2006 for stock and option grants made in years prior to 2006. See Note 9, Common Stock, included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions made in valuations of equity grants. Values for option awards include amounts expensed in 2006 for grants made from 2003 through 2006 and for stock awards, include amounts expensed for time-vested restricted stock and performance-based restricted stock granted in 2003 through 2006 (see page 17 of the Proxy Statement for a description of the vesting schedule and conditions and footnote 4 regarding Mr. Hudson’s grants).

(2)	This column shows the change in the actuarial present value of the benefits that would be provided under our tax qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 19-20 of the Proxy Statement for a description of our retirement plans. The change in value attributable to the tax qualified plan was: $15,605 for Mr. Hudson, $15,858 for Mr. Ramil, $7,548 for Mr. Gillette, $29,312 for Mr. Black and $24,621 for Mr. Cantrell, with the balance in each case representing the change in value of the supplemental plan.
(3)	The amounts reported in this column include $372 in premiums paid by us to the Executive Supplemental Life Insurance Plan and $3,960 of employer contributions under the TECO Energy Group Retirement Savings Plan.
(4)	Mr. Hudson received $250,000 of his salary in the form of cash and $525,000 in the form of restricted stock, which vested in four equal quarterly installments over the year. These shares are also reflected in the All Other Stock Awards column of the Grants of Plan-Based Awards Table below. The grant date present value of such shares as computed in accordance with FAS 123R was $525,007. In 2006, Mr. Hudson reached the age at which the entire value of all of his outstanding stock and option grants were required to be expensed immediately, causing higher values to be reported for him under the Stock and Option Awards columns than would have been reported if the expense was spread out over the vesting period, as it is for the other officers. If Mr. Hudson’s equity award values had been reported in the same manner as those of the other officers shown in the table, the amount for his stock awards would have been $956,541 and the amount for his option awards would have been $421,017.
(5)	Includes $60,000 for a housing and travel allowance of $5,000 per month, in recognition of Mr. Hudson’s retaining his residence in Miami; $25,491 for the incremental cost to the company for personal use of our corporate aircraft, which was determined by calculating the variable costs, such as jet fuel, variable employee costs and landing fees, on a per hour basis multiplied times the number of hours flown; club membership dues; incremental cost to the company of providing on-site parking; and the items identified in footnote 3, above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2007	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President and Chief Financial Officer (Principal Financial Officer)